AMENDMENT TO MERGER AGREEMENT

                  THIS AMENDMENT TO MERGER AGREEMENT ("Amendment") dated October 20, 1998, by and among DOLLAR TREE STORES, INC., a Virginia corporation ("Parent"), DOLLAR TREE WEST, INC., a California corporation and a wholly owned subsidiary of Parent ("Sub"), and STEP AHEAD INVESTMENTS, INC., a California corporation ("Company"). The capitalized terms used herein shall have the meanings given such terms in the Merger Agreement dated July 22, 1998 by and among the parties hereto ("Agreement").
                              W I T N E S S E T H:
                  WHEREAS, pursuant to the Agreement, if the Average Closing Price of Parent's stock is less than $34 11/32 per share, Parent can terminate the Agreement unless Company elects to treat the Average Closing Price as $34 11/32; and
                  WHEREAS, the parties desire to modify the Agreement to extend the time between the determination of the Average Closing Price and the date of the Company Shareholders Meeting to give the parties additional time to consider the decisions described above; and
                  WHEREAS, the parties also desire to make certain other amendments described below; and
                  WHEREAS, the Boards of Directors of Parent and Sub have approved this Amendment in accordance with Section 13.3 of the Merger Agreement, applicable law and the Articles of Incorporation and By-laws of Parent and Sub; and
                  WHEREAS, the Board of Directors of the Company has (i) approved this Amendment in accordance with the requirements of Section 13.3 of the Merger Agreement, the


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California  Code  and the  Articles  of  Incorporation  and the  By-laws  of the
Company, (ii) directed the Agreement, as modified by the Amendment, and the Merger to be submitted to, and recommended approval by, the Shareholders.
                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereby amend the Agreement and agree as follows:
         1. Average Closing Price. The definition of "Average Closing Price" shall be amended by restating the first sentence of Section 2.2(b) to read as follows:
         For the purposes of this calculation, each share of Parent Common Stock shall be valued at the arithmetic average ("Average Closing Price") of the closing price per share of Parent Common Stock, as reported on the Nasdaq National Market System ("Nasdaq") for each of the five (5) consecutive trading days ending with the sixth (6th) business day prior to the Date of the Company Shareholders Meeting ("ACP Determination Date"). The "Date of the Company Shareholders Meeting" shall be the date for the Shareholders Meeting specified in the Company's definitive Proxy Statement when first delivered to the Shareholders.

         2. Fully Diluted Company Shares. The definition of "Fully Diluted Company Shares" shall be amended by restating the last sentence of Section 2.1(a) to read as follows:
         "Fully Diluted Company Shares" shall be calculated by adding (i) the total number of shares of Company Common Stock issued and outstanding as of the ACP Determination Date (including Dissenting Shares) plus
         (ii) the total number of shares of Company Preferred Stock issued and outstanding as of the ACP Determination Date (including Dissenting Shares) plus (iii) the total number of shares of Company Common or Preferred Stock subject to Options (as defined in paragraph (e) below) outstanding as of the ACP Determination Date (as defined in Section 2.2(b)).

         3. Termination of Agreement. Section 11.1(k) shall be restated in its entirety as follows:
                           (k) if the Average Closing Price is less than $34 11/32, Parent may terminate the Agreement in accordance with the procedures set forth below:



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                                    (i) No later than 5:00 p.m. Sacramento time
         on the third calendar day following the ACP Determination Date, Parent may send a notice to Company electing to change the Average Closing Price to a final price of $34 11/32 or less (as determined by Parent in its sole discretion) for all purposes of this Agreement (including the determination of the Exchange Ratio). If this notice is not sent, the Average Closing Price shall be determined by Section 2.2(b), this Agreement shall not be deemed terminated pursuant to this Section 11.1(k), and the following provisions of this Section 11.1(k) shall not apply.

                                    (ii) If Parent sends the notice described in
         Section 11.1(k)(i) above, Company shall send a reply notice to Parent either accepting or rejecting Parent's election to change the Average Closing Price no later than 5:00 p.m. Sacramento time on the third business day preceding the Date of the Company Shareholders Meeting. If Company rejects Parent's election (or a reply notice is not sent), this Agreement shall be deemed terminated by Parent pursuant to this
         Section 11.1(k). If Company accepts Parent's election, the Average Closing Price shall be the price specified by Parent in the notice described in Section 11.1(k)(i) above, and this Agreement shall not be deemed terminated by Parent pursuant to this Section 11.1(k).

         4. Indemnification of Directors and Officers of the Company. All references to "Sub" in Section 6.16 shall be replaced with the phrase "Surviving Corporation."
         5. Miscellaneous. The original Agreement, as amended hereby, shall remain in full force and effect and embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein in conformity with Section 13.5 of the Agreement. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and, when signed by all of the parties hereto, shall become legally binding on such parties effective as of the date set forth at the beginning of this Amendment.



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                  IN WITNESS WHEREOF,  the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

                                            STEP AHEAD INVESTMENTS, INC.


                                            By: /s/ Gary Cino
                                                ---------------------------
                                                    Gary Cino
                                                    Chief Executive Officer


                                            DOLLAR TREE STORES, INC.


                                            By: /s/ H. Ray Compton
                                                ----------------------------
                                                    H. Ray Compton
                                                    Executive Vice President



                                            DOLLAR TREE WEST, INC.


                                            By: /s/ H. Ray Compton
                                                ----------------------------
                                                    H. Ray Compton
                                                    Executive Vice President




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